Exhibit 99.1

XsunX, Inc. Changes Name to NovAccess Global Inc.

Name Change, Reverse Stock Split, and Other Planned Corporate Actions Highlight Focus on Enhancing Shareholder Value

CLEVELAND, OH - August 26, 2020 — NovAccess Global Inc. (OTC PINK: XSNX), today effectuated a 1-for-1,000 reverse stock split in conjunction with its new name, in order to prepare for the business model being implemented by its new Chairman of the Board, Dan Martin.

Mr. Martin purchased a controlling preferred interest in XsunX in June, 2020. The Company is coming off a decade of steady business performance, but with limited returns in the public market for its shareholders. Since his takeover, the Company’s stock and market cap have appreciated by several hundred percent, a sign that the market is enthusiastic about these and other forthcoming changes.

“While the name change and reverse stock split actions are important and foundational, I am even more thrilled to move forward with the true value that will be achieved with developments detailed in the Company's filings with the Securities and Exchange Commission. In particular, the pending acquisition of StemVax Therapeutics from Innovest Global, the anticipated nomination of new executives, and the brand launch will truly position NovAccess for a successful, long-term business that improves lives and brings novel technologies to market.

Mr. Martin is the founder and Chairman of the Board of Innovest Global, Inc. (OTC PINK: IVST). Innovest launched in 2017 with $50,000 in sales and had a market cap at that time of $300,000. It generated $6.5 million in sales in 2018 and $40 million in sales in 2019, and has recently expanded, providing meaningful solutions to industrial and commercial customers. It’s significant stake in NovAccess upon completion of the StemVax spinout is expected to achieve significant balance sheet milestones for Innovest, required for its eventual plan to apply for NASDAQ listing.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this press release are forward-looking statements. These statements relate to future events or to the Company's future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Such risks, uncertainties and other factors, which could impact the Company and the forward-looking statements contained herein are included in the Company's filings with the OTC Markets. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Business Contact:

Chris Tyson
Senior Managing Director
MZ Group - MZ North America
949-491-8235
IVST@mzgroup.us
www.mzgroup.us